Exhibit 10.9

Terns Pharmaceuticals, Inc.
Second Amended and Restated

Non-Employee Director Compensation Program

(As Further Amended Effective February 4, 2025)

This Terns Pharmaceuticals, Inc. (the “Company”) Second Amended and Restated Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”), was originally effective as of April 17, 2024 and has been further amended effective as of February 4, 2025 (the “Effective Date”). This Program amends and restates in its entirety the Amended and Restated Non-Employee Director Compensation Program previously adopted by the Company’s Board of Directors (the “Board”) and which became effective as of January 26, 2022. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director (non-Chair) Base Fee:	$40,000
Non-Employee Board Chair Base Fee:	$70,000
Audit Committee Chair:	$15,000
Compensation Committee Chair:	$12,000*
Nominating and Corporate Governance Committee Chair:	$10,000*
Research and Development Committee Chair:	$12,000*
Audit Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$6,000*
Nominating and Corporate Governance Committee Member (non-Chair):	$5,000*
Research and Development Committee Member (non-Chair):	$6,000*

*As amended as of the Effective Date.

For the avoidance of doubt, the additional annual retainers for committee service in the table above are additive to the applicable annual base fee (“Base Fee”) such that a Non-Employee Director shall be eligible to earn the Base Fee plus one or more additional annual retainers based on the Non-Employee Director’s position within each committee on which the Non-Employee Director serves. All annual retainers, including the Base Fees and additional annual retainers for committee service, will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter; provided, however, that (i) with respect to the Base Fees payable for the third and fourth quarters of 2024, each Non-Employee Director may elect during the such period as is determined by the Company to receive an Option to purchase shares of Common Stock in lieu of Base Fees otherwise payable to the Non-Employee Director for such quarters (the “2024 Base Fee Option”), and (ii) with respect to Base Fees payable for each calendar year beginning with calendar year 2025, each Non-Employee Director may elect during such period as determined by the Company, to receive an Option to purchase shares of Common Stock in lieu of Base Fees otherwise payable to the Non-Employee Director for such year (the “Annual Base Fee Option” and, together with the 2024 Base Fee Option, the “Base Fee Options”).

In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director in cash shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board on or after the Effective Date shall be granted an Option (the “Initial Option”) under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 90,000* shares of Common Stock.
* As amended as of the Effective Date.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/3rd of the total shares subject thereto on the first anniversary of the applicable date of grant and as to 1/36th of the total shares subject thereto on each monthly anniversary of the applicable date of grant over the next 24 months thereafter such that the shares subject to the Initial Option are fully vested on the third anniversary of the date of grant, in each case, subject to the Non-Employee Director continuing to constitute a Service Provider through the applicable vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving, and who has served for at least six months, on the Board as of the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option (the “Annual Option”) under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 45,000* shares of Common Stock.
* As amended as of the Effective Date.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the next Annual Meeting following the date of grant, in each case, subject to the Non-Employee Director continuing to constitute a Service Provider through such vesting date.

Base Fee Options:

Each Non-Employee Director who has elected to receive a Base Fee Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company and who is serving in such capacity as of the applicable grant date will receive an Option having a Black-Scholes value, as of the applicable grant date for the Base Fee Option, equal to the amount of the Base Fee to which the Option relates, with the Black-Scholes value to be calculated based on the average closing price of the Company’s Common Stock on the Nasdaq Global Select Market over a 30-day period prior to the date of grant, as determined by the Company (the “Average Stock Price”). Notwithstanding anything herein to the contrary, if the applicable Average Stock Price is not equal to or greater than $3.00 per share of Common Stock, no Base Fee Option shall be granted and such Non-Employee Director shall receive the applicable Base Fee in cash.

The 2024 Base Fee Option, if any, will be automatically granted, and will vest monthly as to 1/6th of the total shares subject thereto, subject to the Non-Employee Director continuing to be a Service Provider through each applicable vesting date. The Annual Base Fee Option, if any, will be automatically granted, and will vest monthly as to 1/12th of the total shares subject thereto, subject to the Non-Employee Director continuing to constitute a Service Provider through each applicable vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

No portion of an Initial Option, Annual Option or Base Fee Option which is unvested or unexercisable at the time of a Non-Employee Director’s Termination of Service shall become vested and exercisable thereafter, except as may otherwise be determined by the Board.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Plan, including, without limitation, the limits on annual compensation for Non-Employee Directors in Section 5.5 of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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